Exhibit 99.2

For More Information:	PRESS RELEASE
Kim S. Price, President & CEO
(704) 884-2260 kim.price@citizenssouth.com

FOR IMMEDIATE RELEASE

Citizens South Bank Announces the Acquisition of

New Horizons Bank in FDIC Assisted Transaction

GASTONIA, NC, April 15, 2011 — Citizens South Banking Corporation (NASDAQ: CSBC), the parent company for Citizens South Bank, announced today that Citizens South Bank has acquired the banking operations of New Horizons Bank in a Federal Deposit Insurance Corporation-assisted transaction. Under the terms of the transaction, Citizens South Bank will receive approximately $107.6 million in assets, including $76.1 million in loans, and assume $106.0 million in liabilities, including $101.9 million in current deposits of New Horizons Bank, which is located in East Ellijay, Georgia. The FDIC and Citizens South Bank have entered into a loss sharing agreement covering substantially all acquired loans.

“We are very pleased to welcome New Horizons Bank customers and associates to the Citizens South family,” said Citizens South Bank President and Chief Executive Officer, Kim S. Price. “We respect the heritage of New Horizons Bank and pledge to continue their legacy of customer service and meeting the financial needs of the community. New Horizons Bank depositors can be assured that their deposits remain safe, secure and accessible. The FDIC continues to insure their deposits to the fullest extent permitted, reinforced by the security and strength of Citizens South.”

New Horizons Bank had one office located in East Ellijay, Georgia. With this transaction, Citizens South Bank now has 22 full-service offices and has increased total assets to over $1.1 billion. “With the acquisition of Bank of Hiawassee and its five offices in 2010, Citizens South Bank has a strong core deposit base in the north Georgia market”, Price continues. The New Horizons Bank branch will reopen under the Citizens South Bank name Monday, April 18, 2011. Depositors can continue to access their money by writing checks or using ATM or debit cards. All outstanding checks will be processed as usual, and customers can continue using their New Horizons Bank checks. Loan customers should continue to make payments using existing methods.

McColl Partners, LLC. served as financial advisor for the acquisition.

About Citizens South Banking Corporation

Citizens South Bank was founded in 1904 and is headquartered in Gastonia, NC. Deposits are FDIC insured up to applicable regulatory limits. Citizens South Bank is an Equal Housing Lender. As of December 31, 2010, the Company had $1.1 billion in assets with 21 full-service offices in the Charlotte and north Georgia regions. The Bank is a wholly owned subsidiary of Citizens South Banking Corporation, and shares of the common stock of the Company trade on the NASDAQ Global Market under the ticker symbol “CSBC”. The Company maintains a website at www.citizenssouth.com that includes information on the Company, along with a list of products and services, branch locations, current financial information, and links to the Company’s filings with the SEC.

Forward-looking Statements

This news release may contain forward-looking statements. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that could cause such a difference include, but are not limited to, our ability to efficiently integrate the acquisition, retain customers and grow the acquired franchise, changes in general economic conditions – either locally or nationally, competition among depository and financial institutions, the continuation of current revenue and expense trends, significant changes in interest rates, unforeseen changes in the Company’s markets, and legal, regulatory, or accounting changes. The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2010, describe these and other factors.